Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2025 (except for Note 3 and the effects thereof, Note 12, and Note 19 as to which the date is March 6, 2026), with respect to the consolidated financial statements included in the Annual Report of Mammoth Energy Services, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Mammoth Energy Services, Inc. on Form S-3 (File No. 333-280186) and on Form S-8 (File No. 333-280146).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
March 6, 2026